EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces First Quarter Financial Information

SPOKANE, Wash., April 17, 2006 (PRIMEZONE) -- Christopher C. Jurey, Executive Vice President & Chief Financial Officer of Northwest Bancorporation, Inc. (OTCBB:NBCT), the parent company of Inland Northwest Bank (the "Bank"), today announced first-quarter 2006, year-to-date, net income for the Company of $609,336. Earnings increased $159,316 (35%) over results reported for the same quarter in 2005. Fully diluted earnings-per-share for the first-quarter in 2006 are $0.28, a $0.07 improvement over the $0.21 earned per share in the first-quarter of 2005. Annualized return on average assets for the first-quarter 2006 reports at 0.97%, with return on average equity reporting at 11.1%.

Total assets for the Company were $259 million at the end of March, 2006, a $37 million increase (17%) when compared to total assets of $222 million reported on March 31, 2005.

Included in the Company's financial results is the excellent growth in earnings reported by the Bank. For the three months ending March 31, 2006, the Bank reported 38% higher net income than for the similar quarter last year ($649,844 compared to $470,517). The Bank reported net outstanding loans, including loans held for sale, of $197 million on March 31, 2006, a $34 million (21%) increase when compared with March 31, 2005. Deposits, after eliminating inter-company balances, were $206 million, $24 million higher (13%) than on March 31, 2005.

Mr. Jurey expressed satisfaction with the improvement in earnings, which he attributed primarily to an improvement in net interest income. On a pre-tax basis, net interest income for the quarter increased by approximately $449 thousand, with about one-third of the increase due to improved net interest margins and the remainder due to higher loan balances. Non-interest income was about 5% ($23 thousand) lower than in the first-quarter 2005; lower account service charges and a reduction in fees earned on the sale of mortgage loans each contributed about evenly to the drop. Non-interest expense, exclusive of employee costs, was $14 thousand lower than for the first-quarter of 2006. Salaries and benefits were $122 thousand higher, primarily due to the addition of staff at the Bank's new Walla Walla branch and the hiring of additional lenders at the Bank's downtown Spokane office.

Because of significant growth in the loan portfolio, the Bank expensed $90 thousand to the provision for future loan losses, compared to $60 thousand during the first quarter of 2005. Actual loan losses, however, were negligible. Loan losses for the quarter, offset by recoveries, totaled only $9 thousand. Credit quality remains good, with past-due and non-accrual loans representing only 0.31% of the total loan portfolio. The Federal Financial Institutions Examination Council reports that, nationally, banks similar in size to Inland Northwest Bank are reporting past-due and non-accrual loans equal to about 0.72% of their total loans. Other Real Estate Owned (property that the Bank acquired because of default on loans) dropped from $735 thousand in March 2005 to only $5 thousand at the end of March this year.

While fees earned on the sale of mortgage loans were down slightly from the prior year, Mr. Jurey noted that the Bank's mortgage department continues to contribute significantly to Bank earnings. "As with last year," Mr. Jurey said, "the focus of our mortgage department is directed more towards new construction lending. Construction loans typically remain on our books for six to twelve months and were a significant contributor, in the first-quarter, to the improvement that we saw in net interest income. Permanent mortgage lending, refinance and new home purchase loans, was down in January and February, although we saw a considerable pickup in activity in March. The Bank does not hold long-term fixed rate mortgage loans in its loan portfolio; rather, once closed, fixed rate mortgage loans are sold to institutional investors, generating non-interest income for the Bank from service release premiums and other fees received."

Mr. Jurey also said that the Bank is extremely proud to be opening its new Spokane branch on April 24th at the northeast corner of Ruby Street and Ermina Avenue. This nearly $2 million investment is a full service branch with four drive through banking lanes including a drive through Automated Teller Machine (ATM).

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888